News

FOR IMMEDIATE RELEASE

Date: Contact:	January 14, 2011 Joseph J. Swope
Phone: 610-796-3463

UGI Central Penn Gas Requests Gas Service Delivery Rate Increase

Reading, PA – UGI Central Penn Gas (UGI CPG) today filed a request with the Pennsylvania Public Utility Commission (PUC) to increase its base rates for natural gas delivery service. The increased rates would fund system improvements and operations necessary to maintain safe and reliable natural gas service. The increase would also fund new programs that would provide rebates and other incentives for customers to install new high-efficiency equipment.

According to Robert Beard, UGI vice president of marketing, rates and supply, “We are working hard to manage costs while continuing UGI CPG’s strong legacy of safe and reliable natural gas delivery service. By the time these new base rates are effective, it will have been approximately two years since UGI CPG last raised base rates. We recognize that a rate increase is never popular and we are very sensitive to the difficult economic times faced by households and businesses. For these reasons we are committed to providing programs that will help our customers better manage and afford their energy services.”

As part of the filing, UGI CPG proposes to implement a rebate program for residential customers for the purchase and installation of high efficiency natural gas heating and water heating equipment. In addition, UGI has proposed an interest-free loan program for customers to make the purchase and installation of natural gas equipment more affordable. UGI has also asked that a program for commercial customers featuring customized energy efficiency solutions be approved. These would include combined heat and power projects that simultaneously produce electricity and useful heat.

A customer’s natural gas bill is made up of two parts. The delivery charge, which this proposal would increase, provides a utility with the funds needed to maintain the gas distribution system and provide customer service and emergency response. UGI CPG last increased its delivery rates in August 2009.

The gas commodity charge reflects the actual cost the Company pays to buy gas on the wholesale market, with no profit markup. UGI CPG recently lowered its gas commodity charge on December 1, 2010 by 10.7 percent. This follows a two-year trend of declining prices that has resulted in customer bills that are more than 30 percent lower than 2008.

If UGI CPG’s request is approved in full, the bill for a typical residential customer who uses about 84.5 dekatherms (or 82.1 thousand cubic feet (Mcf)) of gas per year will increase $14.69 or by 16.9% from $87.03 to $101.72 per month.

The bill for a typical commercial customer who uses 293 dekatherms (Dth) (or 285 thousand cubic feet (Mcf)) per year will increase $43.47 or 19.3% from $225.64 to $269.11 per month.

The bill for a typical industrial customer who uses 1,909 dekatherms (Dth) (or 1,855 thousand cubic feet (Mcf)) per year will increase $252.36 or by 18.6% from $1,358.24 to $1,610.60 per month.

The total rate increase request of $16.5 million annually represents an increase of 15.4% to the Company’s annual revenue.

UGI CPG customers currently see the usage on their bill measured in dekatherms, a measure based on the heating value of natural gas. In this filing, UGI is requesting that, going forward, usage be measured in cubic feet, a measure based on volume that is used by other UGI natural gas utility businesses.

UGI CPG is requesting that the new gas rates become effective March15, 2011. However, the PUC typically suspends the effective date for general base rate proceedings to allow for investigation and public hearings. This review process is expected to last approximately nine months, which would delay implementation of the new rates until late October 2011.

Customers may call UGI CPG toll-free at 1-800-652-0550 to receive further information on the proposed rate increase or to find out what actions they make take.

UGI Central Penn Gas, Inc. is a wholly owned subsidiary of UGI Utilities, Inc. UGI Central Penn Gas serves approximately 76,000 customers in 35 counties in eastern and central Pennsylvania, including customers in and around Bedford, Clearfield, Coudersport, Hamburg , Huntington, Lewistown, Lock Haven, Fryburg, Lehighton, Oxford, Pittston, Pottsville, Port Allegany, Shamokin, Shippensburg, Stroudsburg, Troy, Waynesboro and Wellsboro. Additional information about UGI Central Penn Gas is available at www.ugi.com.

# # #